Exhibit 99.1

                NVIDIA Announces Conclusion of SEC Investigation

SANTA CLARA, CA - SEPTEMBER 11, 2003 - NVIDIA Corporation (Nasdaq: NVDA), the worldwide leader in visual processing solutions, today announced that the Securities and Exchange Commission ("SEC") has concluded its investigation of NVIDIA. The SEC and NVIDIA have reached a final agreement resolving an investigation undertaken by the SEC's staff. That investigation was disclosed by NVIDIA in February 2002.

As announced by NVIDIA earlier this year, NVIDIA and the SEC staff had reached an agreement in principle to end the investigation, subject to review and approval by the SEC. Under the final agreement NVIDIA, while neither admitting nor denying any wrongdoing, agreed to entry of an administrative cease and desist order prohibiting any future violations of certain non-fraud financial reporting, books and records, and internal control provisions of the federal securities laws. The order has no impact on NVIDIA's reported financial results, and no penalty or fine has been assessed against the Company.

This order arose out of an inquiry by the SEC regarding certain accounting matters. That inquiry was announced by NVIDIA on February 14, 2002. In accordance with the suggestion and advice of the SEC staff, NVIDIA at that time launched an internal review of the accounting matters. On April 29, 2002, the Company announced that the Audit Committee of its Board of Directors had, with assistance from outside legal counsel and outside forensic auditors, concluded its review and determined that it was appropriate to restate NVIDIA's financial statements for fiscal 2000, 2001 and the first three quarters of fiscal 2002. NVIDIA cooperated with the SEC throughout this process.

About NVIDIA

NVIDIA Corporation is a market leader in visual computing technology dedicated to creating products that enhance the interactive experience on consumer and professional computing platforms. Its graphics and communications processors have broad market reach and are incorporated into a wide variety of computing platforms, including consumer digital-media PCs, enterprise PCs, professional workstations, digital content creation systems, notebook PCs, military navigation systems and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 1,700 people worldwide. For more information, visit the Company's Web site at http://www.nvidia.com .

Certain statements in this press release, including any statements relating to the Company's performance expectations for NVIDIA's family of products and expectations of continued revenue growth, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, manufacturing and other delays relating to new products, difficulties in the fabrication process and dependence of the Company on third-party manufacturers, general industry trends including cyclical trends in the PC and semiconductor industries, the impact of competitive products and pricing alternatives, market acceptance of the Company's new products, and the Company's dependence on third-party developers and publishers. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Certain Business Risks," for a fuller discussion of these and other risks and uncertainties.

NOTE: All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

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